Exhibit 99.1

1001 Louisiana Ave., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO or Greg Rosenstein, EVP, (504) 587-7374

Superior Energy Services, Inc. Announces Results of Annual Meeting

Houston – May 15, 2014 – Superior Energy Services, Inc. (the “Company”) today announced the results of its 2014 Annual Meeting of Stockholders held on May 14, 2014 in Houston.

The stockholders elected Harold J. Bouillion, Enoch L. Dawkins, David D. Dunlap, James M. Funk, Terence E. Hall, Peter D. Kinnear, Michael M. McShane, W. Matt Ralls, and Justin L. Sullivan to serve as directors until the 2015 Annual Meeting of Stockholders. Also, the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, approved the election of Mr. Funk to serve as lead director of the Board until the next Annual Meeting.

In addition to electing directors, the stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, approved an advisory vote on executive compensation, and rejected a stockholder proposal regarding the preparation of a human rights risk assessment report.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

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